Exhibit 99.1

NEWS Contact: Mary Dean Hall Vice President, Chief Financial Officer and Treasurer investor@quakerchem.com T. 1.610.832.4000

For Release: Immediate

QUAKER CHEMICAL ANNOUNCES FIRST QUARTER 2019 RESULTS

•	Volume growth of 3% results in relatively flat sales of $211.2 million despite a 5% negative foreign exchange impact and challenging end market conditions

•	Reported net income of $13.8 million or $1.03 per diluted share

•	Non-GAAP earnings per diluted share of $1.41 comparable to the prior year despite an approximately $0.06 per diluted share negative foreign exchange impact

•	Combination with Houghton continues to progress and closing expected in the next couple of months

May 2, 2019

CONSHOHOCKEN, PA – Quaker Chemical Corporation (NYSE: KWR) today announced first quarter of 2019 net sales of $211.2 million compared to $212.1 million in the prior year first quarter. The Company’s current quarter net sales benefitted from higher volumes of 3% as well as increases from selling price and product mix of 1%, but were negatively impacted by foreign currency translation of approximately 5%. The Company increased its gross profit quarter-over-quarter as a result of a higher gross margin of 35.9% in the first quarter of 2019 compared to 35.6% in the prior year.

The Company’s first quarter of 2019 net income was $13.8 million or $1.03 per diluted share compared to first quarter of 2018 net income of $12.7 million or $0.95 per diluted share. Both the first quarter of 2019 and 2018 results were impacted by expenses related to the Company’s pending combination with Houghton International, Inc. (“Houghton”). Excluding Houghton costs and all other non-core items in each period, the Company’s adjusted EBITDA decreased slightly to $29.6 million in the first quarter of 2019 compared to $30.9 million in the prior year, due primarily to the negative impact from foreign exchange on earnings of approximately 4% in the current quarter. Despite the negative foreign exchange impact, the Company’s non-GAAP earnings per diluted share was $1.41 in both the first quarters of 2019 and 2018.

Michael F. Barry, Chairman, Chief Executive Officer and President, commented, “I am proud of our first quarter results given the inherent market challenges we faced. We estimate that our underlying markets declined in the first quarter and also currency negatively impacted our results in a meaningful way. Despite these significant headwinds, we were able to produce consistent top and bottom line results. We achieved this through our market share gains, which drove 3% volume growth in a negative market environment, as well as our incremental gains in gross margin. Going forward, we expect foreign exchange headwinds and underlying market challenges to continue in the second quarter.  However, we expect more favorable comparisons in the second half of 2019 as many of the foreign exchange and market headwinds we faced in the first quarter of 2019 began near the end of the second quarter of 2018 and gradually worsened throughout the year. Related to gross margin, we expect to continue to make incremental improvement next quarter and be in the low to mid 36% range. For the full year 2019, we expect Quaker to have top and bottom line growth despite these various market challenges.”

Mr. Barry continued, “With respect to the Houghton combination, we are continuing to make progress and expect to close the combination in the next couple of months. Overall, I continue to be confident in our future given our continued ability to achieve market share gains that will help offset the underlying challenges in our markets, and I remain excited for the future benefits we will achieve through our upcoming combination with Houghton.”

Quaker Chemical Corporation

One Quaker Park, 901 E. Hector Street, Conshohocken, PA 19428-2380 USA

P: 1.610.832.4000 F: 1.610.832.8682

quakerchem.com

First Quarter of 2019 Summary

Net sales were $211.2 million in the first quarter of 2019 compared to $212.1 million in the first quarter of 2018. Net sales decreased less than 1% or approximately $0.8 million quarter-over-quarter as the benefit from increases in volume of 3% and selling price and product mix of 1% were offset by the negative impact from foreign currency translation of approximately 5% or $9.6 million.

Gross profit in the first quarter of 2019 increased $0.3 million compared to the first quarter of 2018, primarily due to a higher gross margin of 35.9% in the first quarter of 2019 compared to 35.6% in the prior year. The increase in the Company’s current quarter gross margin was primarily due to pricing initiatives and the mix of certain products sold.

SG&A increased $1.4 million in the first quarter of 2019 compared to the first quarter of 2018 primarily due to the impact of higher labor-related costs, including annual merit increases, and professional fees, partially offset by a positive impact from foreign currency translation.

During the first quarter of 2019, the Company incurred $4.5 million of costs related to the pending combination with Houghton, primarily for legal, financial and other advisory and consultant expenses for integration planning and regulatory approvals. Comparatively, the Company incurred $5.2 million of similar combination-related expenses during the first quarter of 2018.

Operating income in the first quarter of 2019 was $19.8 million compared to $20.2 million in the first quarter of 2018. Excluding Houghton combination-related expenses, the Company’s current quarter non-GAAP operating income decreased to $24.3 million compared to $25.4 million in the prior year due primarily to the negative impact from foreign currency translation.

Other expense, net, was $0.6 million in the first quarter of 2019 compared to $0.4 million in the first quarter of 2018. This quarter-over-quarter increase was primarily driven by an increase in non-service pension and postretirement benefit costs.

Interest expense decreased $0.5 million during the first quarter of 2019 compared to the first quarter of 2018, primarily due to lower average outstanding borrowings on the Company’s existing credit facility during the current quarter. Interest income was relatively consistent quarter-over-quarter.

The Company’s effective tax rates for the first quarters of 2019 and 2018 were 26.8% and 29.8%, respectively. These effective tax rates include the impacts of Houghton combination-related expenses, certain of which were non-deductible. Excluding the impact of Houghton combination-related expenses and all other non-core items in each quarter, the Company estimates that its first quarters of 2019 and 2018 effective tax rates would have been approximately 24% and 26%, respectively. The Company’s lower first quarter of 2019 effective tax rate was largely driven by a positive impact from changes in uncertain tax positions and a shift in earnings to entities with lower effective tax rates quarter-over-quarter, which more than offset higher current quarter tax expense related to the Company recording earnings in one of its subsidiaries at a statutory tax rate of 25% during the first quarter of 2019 while it awaits recertification of a concessionary 15% tax rate. The concessionary 15% tax rate was available to the Company’s subsidiary in all periods of 2018.

Equity in net income (loss) of associated companies increased $0.7 million in the first quarter of 2019 compared to the first quarter of 2018, primarily due to earnings from the Company’s interest in a captive insurance company during the first quarter of 2019 compared to a loss in the prior year.

The Company’s net income attributable to noncontrolling interest was consistent at $0.1 million in both the first quarters of 2019 and 2018.

Foreign exchange negatively impacted the Company’s first quarter of 2019 earnings by approximately 4% or $0.06 per diluted share, primarily due to the negative impact from foreign currency translation.

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Balance Sheet and Cash Flow Items

The Company had net operating cash flow of less than $0.1 million in the first quarter of 2019 compared to $2.7 million in the first quarter of 2018. The approximately $2.7 million decrease in net operating cash flow quarter-over-quarter was primarily due to higher cash tax payments as well as an increase in cash payments, net of expenses incurred, related to the pending Houghton combination which more than offset a working capital improvement in the current quarter compared to the prior year. In addition, the Company paid a $4.9 million dividend to its shareholders during the first quarter of 2019, a 4% increase compared to the prior year. Overall, the Company’s liquidity and balance sheet remain strong, as its cash position exceeded its debt at March 31, 2019 by $59.6 million.

The Company adopted new guidance regarding the accounting and disclosure for leases in the first quarter of 2019, as required. Adoption of this lease accounting guidance did not have a material impact on the Company’s reported earnings or cash flows, however, adoption did result in a material impact to the Company’s balance sheet to establish right of use lease assets and associated lease liabilities. As of March 31, 2019, the Company had right of use lease assets of $26.1 million and associated short-term and long-term lease liabilities of $5.3 million and $20.2 million, respectively.

Houghton Combination

In April 2017, Quaker entered into a share purchase agreement with Gulf Houghton Lubricants, Ltd. to purchase the entire issued and outstanding share capital of Houghton (“the Combination”). The shares will be bought for aggregate purchase consideration consisting of: (i) $172.5 million in cash; (ii) a number of shares of common stock, $1.00 par value per share, of the Company comprising 24.5% of the common stock outstanding upon the closing of the Combination; and (iii) the Company’s assumption of Houghton’s net indebtedness as of the closing of the Combination, which was approximately $690 million at signing. At closing, the total aggregate purchase consideration is dependent on the Company’s stock price and the level of Houghton’s indebtedness. The Company secured $1.15 billion in commitments from Bank of America Merrill Lynch and Deutsche Bank to fund the Combination and to provide additional liquidity at closing and has since replaced these commitments with a syndicated bank agreement with customary terms and conditions. Funding of the syndicated bank agreement is contingent upon closing of the Combination and until then the Company has and will only incur certain interest costs to maintain the banks’ capital commitment. During the first quarter of 2019, the Company extended the bank commitment through July 15, 2019. In addition, the issuance of the Company’s shares at closing of the Combination was subject to approval by Quaker’s shareholders under the rules of the New York Stock Exchange, and approval was received at a meeting of the Company’s shareholders held during 2017. Also, the Combination was subject to regulatory approvals in the United States (“U.S.”), Europe, China and Australia. The Company received regulatory approval from China and Australia in 2017. The European Commission (“EC”) conditionally approved the Combination in December 2018 including the remedy proposed by Quaker and Houghton. Quaker expects to receive final approval from the EC once certain conditions are met, including their review and approval of the final purchase agreement between Quaker, Houghton, and the buyer of the divested product lines, which was finalized and signed at the end of March 2019. Quaker continues to be in productive discussions with the U.S. Federal Trade Commission (“FTC”), although the process is taking longer than anticipated. Given the time lapse since Quaker’s initial filing, the FTC requested updated information as part of their approval process late in the fourth quarter of 2018. In addition, the government shutdown in the U.S. late in the fourth quarter of 2018 and early in 2019 extended the timeline to receive the final approval. The proposed remedy being discussed with the FTC and conditionally approved by the EC is consistent with Quaker’s previous guidance that the total divested product lines will be approximately 3% of the combined company’s revenue. Given current information, the Company expects that final approval from the FTC and EC and closing of the combination will occur in the next couple of months.

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Non-GAAP Measures

The information included in this public release includes non-GAAP (unaudited) financial information that includes EBITDA, adjusted EBITDA, non-GAAP operating income, non-GAAP net income and non-GAAP earnings per diluted share. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they enhance a reader’s understanding of the financial performance of the Company, are more indicative of future operating performance of the Company, and facilitate a better comparison among fiscal periods, as the non-GAAP financial measures exclude items that are not indicative of future operating performance or not considered core to the Company’s operations. Non-GAAP results are presented for supplemental informational purposes only and should not be considered a substitute for the financial information presented in accordance with GAAP.

The Company presents EBITDA which is calculated as net income attributable to the Company before depreciation and amortization, interest expense, net, and taxes on income before equity in net income (loss) of associated companies. The Company also presents adjusted EBITDA which is calculated as EBITDA plus or minus certain items that are not indicative of future operating performance or not considered core to the Company’s operations. In addition, the Company presents non-GAAP operating income which is calculated as operating income plus or minus certain items that are not indicative of future operating performance or not considered core to the Company’s operations. Adjusted EBITDA margin and non-GAAP operating margin are calculated as the percentage of adjusted EBITDA and non-GAAP operating income to consolidated net sales, respectively. The Company believes these non-GAAP measures provide transparent and useful information and are widely used by analysts, investors, and competitors in our industry as well as by management in assessing the operating performance of the Company on a consistent basis.

Additionally, the Company presents non-GAAP net income and non-GAAP earnings per diluted share as additional performance measures. Non-GAAP net income is calculated as adjusted EBITDA, defined above, less depreciation and amortization, interest expense, net - adjusted, and taxes on income before equity in net income (loss) of associated companies - adjusted, as applicable, for any depreciation, amortization, interest or tax impacts resulting from the non-core items identified in the reconciliation of net income attributable to the Company to adjusted EBITDA. Non-GAAP earnings per diluted share is calculated as non-GAAP net income per diluted share as accounted for under the “two-class share method.” The Company believes that non-GAAP net income and non-GAAP earnings per diluted share provide transparent and useful information and are widely used by analysts, investors, and competitors in our industry as well as by management in assessing the operating performance of the Company on a consistent basis.

During the first quarter of 2019, the Company updated its calculation methodology to include the use of interest expense net of interest income in the reconciliation of EBITDA and adjusted EBITDA, compared to the historical use of only interest expense, and also to include the non-service component of the Company’s pension and postretirement benefit costs in the reconciliation of adjusted EBITDA, non-GAAP net income attributable to Quaker Chemical Corporation and non-GAAP earnings per diluted share. Prior year amounts have been recast for comparability purposes and the change in calculation methodology does not produce materially different results. The Company believes these updated calculations better reflect its underlying operating performance and better aligns the Company’s calculations to those commonly used by analysts, investors, and competitors in our industry.

The following tables reconcile the non-GAAP financial measures (unaudited) to their most directly comparable GAAP (unaudited) financial measures (dollars in thousands unless otherwise notes, except per share amounts):

	Three Months Ended March 31,
	2019	2018
Operating income	$19,829	$20,231
Houghton combination-related expenses	4,483	5,209
Non-GAAP operating income	$24,312	$25,440
Non-GAAP operating margin (%)	11.5%	12.0%

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	Three Months Ended March 31,
	2019	2018
Net income attributable to Quaker Chemical Corporation	$13,844	$12,732
Depreciation and amortization	4,859	5,047
Interest expense, net	776	1,203
Taxes on income before equity in net income (loss) of associated companies	4,929	5,556
EBITDA	$24,408	$24,538
Equity (income) loss in a captive insurance company	(346)	372
Houghton combination-related expenses	4,483	5,209
Pension and postretirement benefit costs, non-service components	896	576
Currency conversion impacts of hyper-inflationary economies	194	218
Adjusted EBITDA	$29,635	$30,913
Adjusted EBITDA margin (%)	14.0%	14.6%

Adjusted EBITDA	$29,635	$30,913
Less: Depreciation and amortization	4,859	5,047
Less: Interest expense, net - adjusted (a)	(86)	339
Less: Taxes on income before equity in net income (loss) of associated
companies - adjusted (b)	6,040	6,659
Non-GAAP net income	$18,822	$18,868

	Three Months Ended March 31,
	2019	2018
GAAP earnings per diluted share attributable to Quaker Chemical Corporation common shareholders	$1.03	$0.95
Equity (income) loss in a captive insurance company per diluted share	(0.03)	0.03
Houghton combination-related expenses per diluted share	0.35	0.38
Pension and postretirement benefit costs, non-service components per diluted share	0.05	0.03
Currency conversion impacts of hyper-inflationary economies per diluted share	0.01	0.02
Non-GAAP earnings per diluted share	$1.41	$1.41

(a)	Interest expense, net – adjusted excludes $0.9 million of interest costs the Company incurred to maintain the bank commitment related to the pending combination during both the three months ended March 31, 2019 and 2018.

(b)	Taxes on income before equity in net income (loss) of associated companies – adjusted includes the Company’s tax expense adjusted for the impact of any current and deferred income tax expense (benefit), as applicable, of the reconciling items presented in the reconciliation of net income attributable to Quaker Chemical Corporation to adjusted EBITDA, above, determined utilizing the applicable rates in the taxing jurisdictions in which these adjustments occurred, subject to deductibility.

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Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. A major risk is that demand for the Company’s products and services is largely derived from the demand for its customers’ products, which subjects the Company to uncertainties related to downturns in a customer’s business and unanticipated customer production shutdowns. Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, significant changes in applicable tax rates and regulations, future terrorist attacks and other acts of violence. Other factors could also adversely affect us, including those related to the previously announced pending Houghton combination and the risk that the transaction may not receive regulatory approval or that regulatory approval may include conditions or other terms not acceptable to us. For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Risk Factors detailed in Item 1A of our Form 10-K for the year ended December 31, 2018, the proxy statement the Company filed on July 31, 2017 and in our quarterly and other reports filed from time to time with the Securities and Exchange Commission. Therefore, we caution you not to place undue reliance on our forward-looking statements. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

Conference Call

As previously announced, Quaker Chemical’s investor conference call to discuss the first quarter of 2019 results is scheduled for May 3, 2019 at 8:30 a.m. (ET). A live webcast of the conference call, together with supplemental information, can be accessed through the Company’s Investor Relations website at https://www.quakerchem.com. You can also access the conference call by dialing 877-269-7756.

About Quaker

Quaker Chemical is a leading global provider of process fluids, chemical specialties, and technical expertise to a wide range of industries, including steel, aluminum, automotive, mining, aerospace, tube and pipe, cans, and others.  For over 100 years, Quaker has helped customers around the world achieve production efficiency, improve product quality, and lower costs through a combination of innovative technology, process knowledge, and customized services. Headquartered in Conshohocken, Pennsylvania USA, Quaker serves businesses worldwide with a network of dedicated and experienced professionals whose mission is to make a difference.

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Quaker Chemical Corporation

Condensed Consolidated Statements of Income

(Dollars in thousands, except share and per share data)

	(Unaudited)
	Three Months Ended March 31,
	2019	2018

Net sales	$211,210	$212,055

Cost of goods sold	135,443	136,608

Gross profit	75,767	75,447
%	35.9%	35.6%

Selling, general and administrative expenses	51,455	50,007
Combination-related expenses	4,483	5,209

Operating income	19,829	20,231
%	9.4%	9.5%

Other expense, net	(635)	(369)
Interest expense	(1,214)	(1,692)
Interest income	438	489
Income before taxes and equity in net income (loss) of associated companies	18,418	18,659

Taxes on income before equity in net income (loss) of associated companies	4,929	5,556
Income before equity in net income (loss) of associated companies	13,489	13,103

Equity in net income (loss) of associated companies	411	(316)

Net income	13,900	12,787

Less: Net income attributable to noncontrolling interest	56	55

Net income attributable to Quaker Chemical Corporation	$13,844	$12,732
%	6.6%	6.0%

Share and per share data:
Basic weighted average common shares outstanding	13,291,589	13,245,026
Diluted weighted average common shares outstanding	13,338,490	13,278,606

Net income attributable to Quaker Chemical Corporation Common Shareholders - basic	$1.04	$0.96
Net income attributable to Quaker Chemical Corporation Common Shareholders - diluted	$1.03	$0.95

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Quaker Chemical Corporation

Condensed Consolidated Balance Sheets

(Dollars in thousands, except par value and share amounts)

	(Unaudited)
	March 31,	December 31,
	2019	2018
ASSETS

Current assets
Cash and cash equivalents	$71,960	$104,147
Accounts receivable, net	208,003	202,139
Inventories, net	92,947	94,090
Prepaid expenses and other current assets	18,403	18,134
Total current assets	391,313	418,510

Property, plant and equipment, net	82,316	83,923
Right of use lease assets	26,069	-
Goodwill	83,204	83,333
Other intangible assets, net	61,421	63,582
Investments in associated companies	22,726	21,316
Non-current deferred tax assets	9,333	6,946
Other assets	32,141	32,055
Total assets	$708,523	$709,665

LIABILITIES AND EQUITY

Current liabilities
Short-term borrowings and current portion of long-term debt	$661	$670
Accounts and other payables	91,145	92,754
Accrued compensation	15,959	25,727
Other current liabilities	39,743	32,319
Total current liabilities	147,508	151,470

Long-term debt	11,720	35,934
Long-term lease liabilities	20,231	-
Non-current deferred tax liabilities	9,194	10,003
Other non-current liabilities	73,507	75,889
Total liabilities	262,160	273,296

Equity
Common stock, $1 par value; authorized 30,000,000 shares; issued and outstanding 2019 - 13,333,668 shares; 2018 - 13,338,026 shares	13,334	13,338
Capital in excess of par value	96,832	97,304
Retained earnings	413,992	405,125
Accumulated other comprehensive loss	(79,167)	(80,715)
Total Quaker shareholders' equity	444,991	435,052
Noncontrolling interest	1,372	1,317
Total equity	446,363	436,369
Total liabilities and equity	$708,523	$709,665

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Quaker Chemical Corporation

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

	(Unaudited)
	Three Months Ended March 31,
	2019	2018
Cash flows from operating activities
Net income	$13,900	$12,787
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,047	3,194
Amortization	1,812	1,853
Equity in undistributed earnings of associated companies, net of dividends	(186)	511
Deferred compensation, deferred taxes and other, net	(6,842)	428
Share-based compensation	1,012	1,083
Gain on disposal of property, plant, equipment and other assets	(9)	(52)
Insurance settlement realized	(190)	(85)
Combination-related expenses, net of payments	(1,012)	2,161
Pension and other postretirement benefits	(1,346)	(2,632)
(Decrease) increase in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	(5,470)	(5,827)
Inventories	946	(7,758)
Prepaid expenses and other current assets	366	(1,055)
Accounts payable and accrued liabilities	(6,008)	(1,862)
Net cash provided by operating activities	20	2,746

Cash flows from investing activities
Investments in property, plant and equipment	(2,537)	(3,449)
Payments related to acquisitions, net of cash acquired	(500)	(500)
Proceeds from disposition of assets	8	29
Insurance settlement interest earned	65	19
Net cash used in investing activities	(2,964)	(3,901)

Cash flows from financing activities
Proceeds from long-term debt	-	8,166
Repayments of long-term debt	(23,948)	(197)
Dividends paid	(4,935)	(4,724)
Stock options exercised, other	(1,489)	(866)
Distributions to noncontrolling affiliate shareholders	-	(834)
Net cash (used in) provided by financing activities	(30,372)	1,545

Effect of foreign exchange rate changes on cash	1,004	2,246

Net (decrease) increase in cash, cash equivalents and restricted cash	(32,312)	2,636
Cash, cash equivalents and restricted cash at the beginning of the period	124,425	111,050
Cash, cash equivalents and restricted cash at the end of the period	$92,113	$113,686